Exhibit 99.1

Dyax Corp. Announces First Quarter 2009 Financial Results

CAMBRIDGE, Mass.--(BUSINESS WIRE)--April 22, 2009--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the first quarter ended March 31, 2009. Dyax will host a webcast and conference call at 10 a.m. (ET) this morning to review the financial results and corporate progress for the quarter.

Financial Results

Total revenues for the first quarter ended March 31, 2009 increased to $6.0 million versus $2.6 million for the comparable quarter in 2008. The 2009 increase in revenues was primarily due to additional revenue recognized under the Company’s Licensing and Funded Research Program (LFRP), as well as $1.1 million of revenue recognized under a collaboration agreement entered into during the second quarter of 2008. Quarterly revenues are expected to fluctuate due to the timing and amount of future milestone payments, the clinical activities of our collaborators and licensees, and the timing and completion of contractual commitments.

Research and development expenses for the first quarter of 2009 increased to $19.3 million, as compared to $17.1 million for the comparable period in 2008. The 2009 increase in research and development expenses was primarily related to costs of $5.6 million associated with the manufacture of DX-88 drug substance, the Company’s lead product candidate for the treatment of hereditary angioedema (HAE). Excluding DX-88 manufacturing costs, in the first quarter of 2009, research and development expenses decreased by $3.4 million versus the comparable period in 2008.

In March 2009, Dyax implemented a workforce reduction to focus its resources on the commercialization of DX-88 and to support the Company’s long-term financial success. As a result, during the first quarter of 2009, the Company recorded one-time restructuring charges related to the workforce reduction of approximately $1.9 million.

General and administrative expenses for the first quarter of 2009 increased to $7.8 million, as compared to $5.5 million for the comparable period in 2008. The higher general and administrative costs in 2009 were primarily due to increased infrastructure to support plans for commercialization of DX-88 for HAE and charges for share-based compensation expense, as required under Statements of Financial Accounting Standards No. 123R.

For the quarter ended March 31, 2009, Dyax reported a net loss of $24.9 million or $0.39 per share, as compared to a net loss of $21.3 million or $0.35 per share for the comparable quarter in 2008.

As of March 31, 2009, Dyax had cash, cash equivalents, and short-term investments totaling $52.2 million, exclusive of restricted cash, which represents a $6.3 million decrease from the balance of $58.5 million at December 31, 2008.

Corporate Progress and Guidance

“During the quarter, Dyax attained several regulatory accomplishments which have resulted in a clear pathway for the approval of DX-88 in hereditary angioedema. In addition to these regulatory efforts, we continued to invest in our three core business areas: the DX-88 franchise, our internal pipeline and the Licensing and Funded Research Program. We also took significant steps in the quarter to reduce expenses in order to ensure that Dyax is positioned to achieve long-term financial success,” commented Gustav A. Christensen, President and Chief Executive Officer of Dyax. “This is an exciting and transformational period for the company as we transition to a fully integrated biotechnology company.”

2009 Guidance

George Migausky, Executive Vice President and Chief Financial Officer of Dyax, stated, “Throughout 2008 and in this first quarter of 2009, we completed partnerships and financial transactions designed to advance our business strategy, as well as to strengthen our balance sheet. In addition, we expect the recent reduction in personnel and external costs will contribute approximately $18 million in annual savings. We expect to continue this strategy of managing our cash resources by completing additional strategic transactions and maintaining disciplined cost management. At this time, we believe we have the cash and other resources at Dyax to support ongoing operations into 2010.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session.

Date:	Wednesday, April 22, 2009
Time:	10:00 a.m. ET
Telephone Access:	Domestic callers, dial 866-788-0545
International callers, dial 857-350-1683
Passcode 97354137
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through May 22, 2009 and may be accessed by dialing 888-286-8010. International callers should dial 617-801-6888. The replay passcode for all callers is 95161735. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on inflammatory and oncology indications. Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development. Dyax’s lead product candidate is DX-88 (ecallantide), a recombinant small protein that is currently being evaluated for its therapeutic potential in two separate indications. On March 26, 2009, the Company received a complete response letter from the U.S. Food and Drug Administration (FDA) regarding the review of Dyax’s Biologics License Application (BLA) of DX-88 for the treatment of hereditary angioedema (HAE). The Company intends to respond to the FDA’s requests in a timely manner. DX-88 has orphan drug designation in the U.S. and E.U., as well as Fast Track designation in the U.S., for the treatment of acute attacks of HAE. Additionally, DX-88 is being evaluated in Phase 2 trials for the prevention of blood loss during on-pump cardiothoracic surgery (CTS), which are being conducted by Dyax’s partner, Cubist Pharmaceuticals. Dyax licensed to Cubist the intravenous formulation of DX-88 for surgical indications in North America and Europe. DX-88 and other compounds in Dyax’s pipeline were identified using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly with over 70 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents. Dyax is headquartered in Cambridge, Massachusetts. For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements regarding Dyax Corp. These statements include statements regarding Dyax’s future cash resources, its projected use of cash and savings from recent cost reductions, its plans for responding to the FDA’s complete response regarding the BLA for DX-88, and the prospects for additional funding from strategic transactions. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: DX-88 could take a significantly longer time to gain regulatory approval than Dyax expects or may never gain approval; others may develop technologies or products superior to DX-88 or that are on the market before DX-88; DX-88 may not gain market acceptance; Dyax’s dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products; the uncertainty of negotiations with potential partners and collaborators; Dyax’s changing requirements and costs associated with planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to in Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are registered trademarks of Dyax Corp.

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
	(In thousands, except share and per share data)

Product development and license fee revenues	$5,979	$2,643

Operating expenses:
Research and development	19,271	17,147
Restructuring costs	1,936	-
General and administrative	7,829	5,520
Total operating expenses	29,036	22,667

Loss from operations	(23,057)	(20,024)
Other expense, net	(1,834)	(1,311)

Net loss	$(24,891)	$(21,335)

Basic and diluted net loss per share	$(0.39)	$(0.35)

Shares used in computing basic and diluted net loss per share	63,089,821	60,505,620
SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

	March 31,	December 31,
	2009	2008
	(In thousands)
Assets
Cash, cash equivalents and short-term investments	$52,175	$58,460
Accounts receivable, net	1,149	4,692
Other current assets	2,421	2,470
Total current assets	55,745	65,622

Fixed assets and intangibles, net	6,183	6,565
Other non-current assets	2,888	2,888
Total assets	$64,816	$75,075

Liabilities and Stockholders' Deficit
Accounts payable and other current liabilities	$13,588	$14,186
Deferred revenue	32,933	31,386
Note payable and other long-term debt	60,172	49,547
Total liabilities	106,693	95,119

Common stock and additional paid-in capital	337,902	334,712
Accumulated deficit and other comprehensive income	(379,779)	(354,756)
Total stockholders' equity (deficit)	(41,877)	(20,044)

Total liabilities and stockholders' equity (deficit)	$64,816	$75,075

CONTACT:
Dyax Corp.
George Migausky, 617-250-5733
Executive Vice President
and Chief Financial Officer
gmigausky@dyax.com
or
Nicole Jones, 617-250-5744
Director, Investor Relations
njones@dyax.com